Exhibit 10.1

ENVESTNET TO ACQUIRE PRUDENTIAL WEALTH MANAGEMENT SOLUTIONS

Acquisition Makes Envestnet the Largest Independent Wealth Management Platform

CHICAGO, IL — April 12, 2013 — Envestnet, Inc. (NYSE: ENV), a leading provider of unified wealth management technology and services to investment advisors, announced today that it has entered into a definitive agreement to acquire substantially all of the assets of the Wealth Management Solutions (“WMS”) division of Prudential Investments. Advisors and their clients will benefit from Envestnet’s scalable wealth management platform, institutional-quality manager research and broad product access, as well as the practice management expertise of Prudential WMS.

“The Prudential WMS team has demonstrated a keen understanding of the evolving challenges faced by their customers and has cultivated a long-term track record of providing value-added solutions. We look forward to integrating WMS’s expertise into our technology platform to provide best-in-class, scalable solutions to banks and bank trust departments of all sizes,” said Jud Bergman, Chairman and Chief Executive Officer, Envestnet. “This consolidating acquisition solidifies our presence in the bank channel, and is an important milestone on our path of transforming the wealth management industry and offering advisors and institutions the solutions they need to improve portfolio and practice management. By leveraging our core expertise in large-scale enterprise conversions in the context of a consolidating acquisition, we expect to accelerate our growth and create shareholder value.”

Prudential WMS has more than 30 years of experience helping financial services firms develop and enhance their wealth management offerings. Seasoned industry experts consult with client firms to help envision, design and implement wealth management offerings to optimize workflows and improve growth and profitability.

As of December 31, 2012, Prudential WMS administered approximately $22 billion on behalf of institutional clients. After including assets from WMS, Envestnet will sit atop several wealth management industry rankings, most notably:

•	#1 turnkey asset management platform (“TAMP”) – $139 billion in TAMP assets as of December 31, 2012, according to Cerulli;

•	#1 in sponsored and non-sponsored assets by third party vendors and TAMPs, as of December 31, 2012, according to MMI; and

•	#1 in top service providers by total assets – $392 billion in assets as of December 31, 2012, according to MMI.

Envestnet has agreed to acquire substantially all of the assets of Prudential WMS for $10 million in cash upon closing, plus contingent consideration of up to a total of $23 million in cash to be paid over three years. The transaction is also subject to customary closing conditions, including customer consents, and is expected to close by early third quarter 2013. Given the extended planning cycles within the bank channel, the full economic effects of the consolidation may take a year or longer from closing.

“The combination of WMS and Envestnet will provide clients of WMS with an even stronger technology and wealth management platform,” said Stuart Parker, president of Prudential Investments. “We believe that clients will also benefit from the combined firm’s strong commitment to the bank and wealth management marketplace.”

Silver Lane Advisors LLC served as financial advisor to Prudential Financial, Inc. and WMS management. Envestnet did not retain a financial advisor. Mayer Brown LLP acted as legal counsel to Envestnet and Wilmer Cutler Pickering Hale and Dorr LLP acted as counsel to Prudential Financial, Inc.

“This combination enhances a deep, consultative approach to ensuring our clients’ business success,” said Bill Crager, President, Envestnet. “We are excited about welcoming the WMS team into our company and look forward to partnering with their clients to help them grow and compete in this changing financial services landscape.”

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance and value. Envestnet solutions enable the transformation of wealth management into a transparent, objective, independent and fully-aligned standard of care, and empower advisors to deliver better results.

Envestnet’s Advisor Suite® software empowers financial advisors to better manage client outcomes and strengthen their practice. Envestnet provides institutional-quality research and advanced portfolio solutions through our Portfolio Management Consultants group, Envestnet | PMC®. Envestnet | Tamarac provides leading rebalancing, reporting and practice management software. For more information on Envestnet, please visit www.envestnet.com.

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements. Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release. For example, the Company’s forward-looking statements related to WMS and the anticipated acquisition could prove incorrect if the transaction were to not close, if WMS were to perform differently than currently expected by the Company or if anticipated benefits of the transaction are not realized. More generally, potential risks, uncertainties and other factors relating to the Company’s business include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release is as of April 12, 2013 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Contacts

Investors:	Media:
Investor Relations	Jami Schlicher, JCPR
investor.relations@envestnet.com	jschlicher@jcprinc.com
(312) 827-3940	(973) 850-7309